SHELL  ACQUISITION  AGREEMENT

     This SHELL ACQUISITION AGREEMENT dated as of December 28, 2001 (this Agreement) is by and between Trivantage Group, Inc., a Nevada corporation
(TVGE), Sitestar corporation, a shareholder of TVGE which is the owner of 176,660,280 shares (the TVGE Shares) representing approximately 90% of all of the issued and outstanding common stock (the Shareholders) and Proteo, Inc., a Nevada corporation (Proteo).

     The respective Boards of Directors of TVGE and Proteo and the Shareholder deem it advisable and in the best interests of their corporations and the respective shareholders of their corporations that Proteo acquire securities of TVGE in accordance with the terms and conditions of this Reorganization and Stock Purchase Agreement.

     1. Pre-Closing Actions of TVGE. Immediately upon execution of this Agreement and prior to any Closing as set forth herein, the Shareholder shall cause TVGE and TVGE shall undertake the following actions:

     The Board of Directors of TVGE shall unanimously approve and deliver resolutions with respect to approval of (a) a one for one hundred fifty reverse stock split of its shares such that the total issued and outstanding shares subsequent to the reverse stock split shall be approximately 1,306,667 shares;
(b) approving the transaction set forth herein; (c) electing six persons to the board of directors of TVGE and (d) approving a name change of the corporation to Proteo, Inc. contingent upon completion of the Closing herein.
     TVGE shall undertake a transaction or transactions pursuant to which the assets and business of TVGE will be taken out of TVGE. TVGE anticipates that such transaction such be completed by the acquisition of the assets in consideration for outstanding obligations. TVGE acknowledges and agrees that subsequent to such transaction or transactions, the total liabilities of TVGE shall not exceed $500 prior to the Closing;
     The Shareholder shall forward to Cutler Law Group in escrow the TVGE Shares to be delivered at the Closing, together with medallion guaranteed stock powers sufficient to transfer such shares (the Escrowed TVGE Shares).
     The Shareholder shall forward to Cutler Law Group in escrow the original copy of that certain Stock Purchase Agreement dated as of July 30, 2001, between Wellington Capital Management and Sargasso Partners, LLC (the Option), permitting the purchase of up to 10,053,920 shares of common stock (pre-split) of TVGE.
     The Shareholder and Wellington Capital Managemetn shall forward to Cutler Law Group in escrow a fully-executed copy of that certain Settlement Agreement dated as of December 27, 2001 reflecting resolution of any and all disputes relating to the Option and that certain Consulting Agreement dated as of July 11, 2001 (the Settlement).
     The Shareholder shall forward or direct Sargasso Partners LLC to forward to Cutler Law Group in escrow 10,053,920 shares (the Option Shares), together with medallion guaranteed stock powers sufficient to transfer the Option Shares to a third party investor.

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     Proteo  shall deliver to Cutler Law Group in escrow $500,000 in immediately available funds necessary to complete the Closing. A third party independent and unrelated investor identified by Proteo shall also deliver to Cutler Law Group in escrow a total of $55,000 in additional funds to exercise the Option and acquire the Option Shares

     2.     At  the  Closing.

     Immediately prior to the Closing, the Shareholder shall be the owners of or otherwise represent not less than 176,660,280 shares of the issued and outstanding shares of common stock of TVGE consisting of approximately 90% of the then issued and outstanding Shares. At the Closing, Wellington Capital Management (Wellington) shall receive by wire transfer on behalf of the Shareholders an aggregate of $325,000.00 in immediately available funds (the Wellington Proceeds). At the Closing, Sargasso Partners LLC shall receive by wire transfer $230,000 in immediately available funds (the Sargasso Proceeds, and, together with the Wellington Proceeds, the Cash Proceeds). The parties hereto understand and agree that the Sargasso Proceeds reflect $55,000 to exercise and option the Option Shares on behalf of the third party investor identified by Proteo and the balance paid to Sargasso reflects amounts due and payable in connection with the Settlement Agreement. On or before the Closing Date, the Board of Directors of TVGE will deliver to Proteo the corporate records of TVGE.

     3. Timing of Closing. The Closing shall occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The Closing Date shall occur on December 30, 2001 unless the Escrow Agent receives instructions otherwise from the parties or notice from a party that the conditions set forth herein have not occurred. In the event the Closing does not occur on or before January 4, 2002 (unless otherwise extended in writing by the parties), the Escrow Agent shall return the Escrowed TVGE Shares to the Shareholder; shall return the Option to the Shareholder, shall release $500,000 back to Proteo and shall release $55,000 back to the third party investor.

     4. Representations of TVGE and the Shareholder. Each of TVGE and the Shareholder individually and not jointly or severally represent and warrant as follows:

     (a) Ownership of Shares. As of the Closing Date the Shareholder will be sole owner of the Escrowed TVGE Shares appearing of record in its name. The Escrowed TVGE Shares will be free from claims, liens or other encumbrances and, the Shareholder will have the unqualified and unrestricted right to transfer such Escrowed TVGE Shares except as provided under applicable federal and state securities laws;

     (b) Fully paid and Nonassessable. The Escrowed TVGE Shares constitute duly and validly issued shares of TVGE, and are fully paid and nonassessable, and they further represent that they have the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;


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     (c)     Organization  of  TVGE;  Authorization.  TVGE is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of TVGE and this Agreement constitutes a valid and binding obligation of TVGE; enforceable against it in accordance with its terms.

     (d) Capitalization. The authorized capital stock of TVGE consists of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock. As of the date of this Agreement, TVGE has 196,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. TVGE has issued two certificates for an additional 17,857,142 shares each but those certificates have been sent to the transfer agent for cancellation. TVGE and the Shareholder represent that such additional shares shall be cancelled prior to closing and TVGE shall forward evidence acceptable to the Escrow Agent of such cancellation prior to Closing. No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of TVGE are validly issued, fully paid and non-assessable and, other than the Option, there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of TVGE obligating TVGE to issue any additional shares of common or preferred stock or any of its securities of any kind. TVGE will not issue any shares of capital stock from the date of this Agreement through the Closing Date. TVGE is a reporting company in accordance with Section 12(b) or 12(g) of the Securities Act of 1934, as amended (the Exchange Act), and has filed all required and/or appropriate annual, periodic and other reports required under the Exchange Act with the Securities and Exchange Commission. The Common Stock of TVGE is presently listed and trading on the OTCBB under the symbol TVGE.

     (e) Ownership of TVGE Shares. The delivery of certificates provided herein for both the Escrowed Shares and the Option Shares will result in the Proteos or assigns, the Escrow Agents or the shareholders of Proteo, as the case may be, immediate acquisition of record and beneficial ownership of the Escrowed TVGE Shares and the Option Shares, free and clear of all Encumbrances other than as required by Federal and State securities laws. Except with respect to the Option, there are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of TVGE.

     (f) No Conflict as to TVGE and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the TVGE Shares will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of TVGE or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of TVGE or any of its Subsidiaries under, any material agreement or commitment to which TVGE or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of TVGE or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to TVGE or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole.

     (g) Consents and Approvals of Governmental Authorities. Other than a filing under Rule 14f-1, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by TVGE or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by TVGE or the consummation of the sale of the TVGE Shares.

     (h) Other Consents. No consent of any Person is required to be obtained by TVGE to the execution, delivery and performance of this Agreement or the consummation of the sale of the TVGE Shares, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of TVGE.

     (i) Financial Statements. TVGE has delivered to the Proteo consolidated balance sheets of TVGE and its Subsidiaries as at December 31, 2000, December 31, 1999, and statements of income and changes in financial position for each of the years in the two-year periods then ended, together with the report thereon of TVGEs Stonefield Josephson, Inc., independent accountants, and the interim financial statements of TVGE as at March 31, 2001, June 30, 2001 and September
30, 2001 (the TVGE Financial Statements). Such TVGE Financial Statements and notes fairly present the consolidated financial condition and results of operations of TVGE and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act. TVGE has delivered or otherwise made available to Proteo copies of all annual, quarterly and other periodic reports filed by TVGE with the SEC in accordance with the Exchange Act.

     (j) Title to Properties. Either TVGE or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the TVGE Financial Statements and all the material properties and assets purchased or otherwise acquired by TVGE or any of its Subsidiaries since the date of the TVGE Financial Statements. All properties and assets reflected in the TVGE Financial Statements are free and clear of all material Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the TVGE Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the TVGE Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of TVGE or any of its Subsidiaries and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of TVGE and its Subsidiaries include all rights, properties and other assets necessary to permit TVGE and its Subsidiaries to conduct TVGEs business in all material respects in the same manner as it is conducted on the date of this Agreement.

     (k) Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by TVGE or its Subsidiaries are, in all respects material to the business or financial condition of TVGE and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. TVGE has not received notification that it or any of its Subsidiaries is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole or which would require a payment by TVGE or any of its subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

     (l) No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by TVGE or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor, which action is likely to have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole.

     (m) Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving TVGE or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of TVGE and any of its Subsidiaries, taken as whole, or which would require a payment by TVGE or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither TVGE nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of TVGE or any of its Subsidiaries, taken as a whole, or which would require a payment by TVGE or its subsidiaries in excess of $2,000 in the aggregate.

     (n) Absence of Certain Changes. Since the date of the TVGE Financial Statements, neither TVGE nor any of its Subsidiaries has:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of TVGE and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

11. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business,
(ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

12. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $2,000 in the aggregate;

13. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

14. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

15.     entered  into  any collective bargaining or union contract or agreement;
or

16. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of TVGE and its subsidiaries taken as a whole.

     (o) No Material Adverse Change. Since the date of the TVGE Financial Statements, there has not been any material adverse change in the business or financial condition of TVGE and its Subsidiaries taken as a whole. The TVGE SEC filings contain all material information with respect to the business, financial condition and operations of TVGE.

     (p) Contracts and Commitments. Neither TVGE nor any of its Subsidiaries is a party to any:

1. Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of TVGE or one of its Subsidiaries of more than $2,000 and not cancelable by TVGE or the relevant Subsidiary (without liability to TVGE or such Subsidiary) within 60 days. TVGE has delivered to Proteo or the Escrow Agent copies of any and all agreements, arrangements, contracts or other matters relating to TVGE.

2. Lease of personal property involving annual rental payments in excess of $2,000 and not cancelable by TVGE or the relevant Subsidiary (without liability to TVGE or such Subsidiary) within 90 days;

3. Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of TVGE or any of its Subsidiaries;

4. Commitment, contract or agreement that is currently expected by the management of TVGE to result in any material loss upon completion or performance thereof;

5. Contract, agreement or commitment that is material to the business of TVGE and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

6. Employment agreement or other similar agreement that contains any severance or termination pay, liabilities or obligations.

All such contracts and agreements are in full force and effect. Neither TVGE nor any or its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which TVGE or any of its Subsidiaries is a party or is or may be bound that relates to the business of TVGE or any of its Subsidiaries or to which any of the assets or properties of TVGE or any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of TVGE and its Subsidiaries, taken as a whole.

     (q) Labor Relations. Neither TVGE nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole, (a) TVGE and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against TVGE or any of its Subsidiaries pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against TVGE or any of its Subsidiaries, (d) no representation question exists respecting the employees of TVGE or any of its Subsidiaries, (e) neither TVGE nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of TVGE or any of its Subsidiaries is currently being negotiated.

     (r) Employee Benefit Plans. No material employee pension and welfare benefit plans covering employees of TVGE and its Subsidiaries is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

     (s) Compliance with Law. The operations of TVGE and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole, or which would not require a payment by TVGE or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither TVGE nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. TVGE and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

     (t)     Tax  Matters.

1. TVGE and each of its Subsidiaries (1) shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only TVGE and/or its Subsidiaries and not Seller or its other Affiliates (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and will have paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

2. TVGE represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of TVGE or any of its Subsidiaries for any taxable period shall have been timely filed, and the income, activities, operations and transactions of TVGE and Subsidiaries shall have been properly included and reflected thereon. TVGE shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of TVGE or any Subsidiary, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, TVGEs consolidated federal income tax return for such taxable years. TVGE will timely file a consolidated federal income tax return for the taxable year ended December 31, 2001 and such return shall include and reflect the income, activities, operations and transactions of TVGE and Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of TVGE and Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to TVGE or any of its Subsidiaries and do not generally relate to matters affecting other members of TVGEs consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. TVGE has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

3. Neither TVGE nor any of its Subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

4. Neither TVGE nor any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consent under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

5. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to TVGE or its Subsidiaries, or their assets or operations and no power of attorney granted by TVGE or any of its Subsidiaries with respect to any Tax matter is currently in force.

6. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to TVGE, its Subsidiaries or their assets or operations.

7. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

8.     No  property  of  TVGE  is tax-exempt use property  within the meaning of
Section 168(h) of the Code nor property that TVGE and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

9. There shall be delivered or made available to the Proteo at or prior to Closing true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by the Proteo as may be relevant to TVGE, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

10. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of TVGE or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section  280G  or  162  of  the  Code.

     (t)     Environmental  Matters.

1. At all times prior to the date hereof, TVGE and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the Properties (as hereinafter defined), the violation of which would have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole, or which would require a payment by TVGE or its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

2. The environmental licenses, permits and authorizations that are material to the operations of TVGE and its Subsidiaries, taken as a whole, are in full force and effect.

3. Neither TVGE nor any of its Subsidiaries has released or caused to be released on or about the properties currently owned or leased by TVGE or any of its Subsidiaries (the Properties) any (i) pollutants, (ii) contaminants, (iii) Hazardous Substances, as that term is defined in Section 101(14) of the Comprehensive Environmental Response Act, as amended or (iv) Regulated Substances, as that term in defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remediated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of TVGE and its Subsidiaries, taken as a whole.

     (u) Absence of Certain Commercial Practices. Neither TVGE nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of TVGE or its Subsidiaries, which TVGE or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither TVGE nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

     (v) Transactions with Directors and Officers. TVGE and its Subsidiaries do not engage in business with any Person in which any of TVGEs directors or officers has a material equity interest. No director or officer of TVGE owns any property, asset or right which is material to the business of TVGE and its Subsidiaries, taken as a whole.

     (w) Borrowing and Guarantees. TVGE and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

     (x) Printing Obligation. TVGE acknowledges and represents that it presently has received an invoice for approximately $9,000 from Merrill Corporation reflecting a printing bill. TVGE disputes that invoice and represents that it is presently contesting that obligation. The Shareholder hereby assumes any and all liability, costs, or other obligations with respect to such liability and hereby indemnifies Proteo and TVGE with respect to such obligation.

6.     Representations of Proteo.     Proteo represents and warrants as follows:

     (a) Proteo has taken all necessary corporate action to authorize the execution of this Agreement and the transactions contemplated hereunder.

     (b) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Articles of Incorporation or Bylaws of Proteo; will violate, conflict with or result in the breach or termination of or otherwise give any contracting party the right to terminate or constitute a default under the terms of any agreement or instrument to which Proteo is a party or by which any of its property or assets may be bound; will result in the creation of any lien, charge or encumbrance upon the properties or assets of Proteo, or will violate any judgment, order, injunction, decree or award against or binding upon Proteo, or upon its securities, property or business.

     7. Prohibited Acts. Except as otherwise expressly set forth herein, the Shareholder agrees to cause TVGE not to do any of the following things prior to the Closing Date, and the Shareholder agrees that prior to the Closing Date it will not request or permit TVGE to do any of the following things:

     (a) Declare or pay any dividends or other distributions on its stock or purchase or redeem any of its stock; or

     (b) Issue any stock or other securities, including any rights or options to purchase or otherwise acquire any of its stock, and shall not issue any notes or other evidences of indebtedness.

     (c) Enter into any agreements or contracts binding TVGE with respect to any matters.

     8. Resignation of Officers and Directors of TVGE. Immediately prior to the Closing Date, all but one officer and director of TVGE will submit their resignations. Such remaining officer and director will appoint new management as directed by Proteo so as to effect an orderly change of control. In connection therewith, such remaining director shall appoint Oliver Wiedow, Birge Bargmann, Holger Pusch, Ulrich Gl ser, Hartmut Weigelt and Joerg Alte to the Board of Directors of TVGE. After such directors are appointed, the remaining officer and/or director of TVGE will resign and the Shareholders will subsequently effectuate the transfer of the Transferred TVGE Shares in accordance with the Closing.

     9.     Conditions  to  the  Obligations  of  Proteo  and  the Shareholders.

     (a) The obligations of Proteo to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date of the following further conditions: (i) each of the representations and warranties of the Shareholder and TVGE contained in this Agreement, or in any written statement, exhibit, addendum, financial statement or schedule or other document delivered pursuant hereto or in connection with the transaction contemplated hereby shall be true in all respects as at the Closing Date, as required specifically herein, as if then made (except to the extent waived hereunder or as affected by the transactions contemplated hereby);
(ii) the Shareholder and TVGE shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to at the Closing Date and Proteo shall have been furnished with a certificate of the President and Treasurer of TVGE dated the Closing Date certifying in such details as Proteo may reasonably request to the fulfillment of such conditions; and (iii) all documents and proceedings of the Shareholder, TVGE and Proteo in connection with the transactions contemplated hereby shall have been approved as to form and substance by Proteo and its legal counsel.

     (b) All of the representations and warranties of TVGE and the Shareholder contained in this Agreement, or any exhibit thereto shall have been acknowledged by the Shareholder and TVGE and shall be true in all material respects on the Closing Date as if then made. All such representations and warranties shall survive the Closing Date of this transaction.

     (c) Proteo shall have completed to its reasonable satisfaction a due diligence investigation of the books, records, assets and properties of TVGE and shall not have found anything which would adversely impact on the financial condition, operations or status of TVGE in the sole and absolute discretion of Proteo.

     10.     Conditions  to  the  Obligations  of  TVGE  and  the  Shareholder.

     (a) The obligations of TVGE and the Shareholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following further conditions; (i) each of the representations and warranties of Proteo contained in this Agreement or in any written statement, exhibit, addendum, financial statement or schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true in all respects as at the Closing Date, as if then made (except to the extent waived hereunder or as affected by the transactions contemplated hereby); and (ii) Proteo shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to the Closing Date (including without limitation the payment set forth herein).

     11. Notices. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If  to  TVGE  or  the  Shareholder:     Wellington  Capital  Management
                                        15303  Venture  Blvd.,  Suite  1510
                                        Sherman  Oaks,  CA  91403
                                        Attn:  Alan  Schram

If  to  Proteo:                         c/o  Cutler  Law  Group
                                        610 Newport Center Drive,  Suite  800
                                        Newport  Beach,  CA  92660
                                        Attn:  M.  Richard  Cutler

     12.     Successors.     This  Agreement  shall be binding upon and inure to
the benefit of the heirs, personal representatives and successors and assigns of the parties.

     13.     Choice  of  Law.     This Agreement shall be construed and enforced
in  accordance  with  the  laws  of  the  State  of  California.

     14.     Counterparts.     This  Agreement  may  be  signed  in  one or more
counterparts,  all of which taken together shall constitute an entire agreement.

     15. Entire Agreement. This Agreement, together with the Exchange Agreement, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

     16. AttorneysFees Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRIVANTAGE  GROUP,  INC.                       PROTEO,  INC.,
a  Nevada  corporation                         a  Nevada  corporation


By:  /s/ Frederick T. Manlunas                 By: /s/ Joerg Alte
Its:  Frederick  T.  Manlunas,                 Its:  Joerg  Alte,  President
      Executive  Chairman

THE  SHAREHOLDER  (OWNING  NOT  LESS  176,660,280  OF  THE  SHARES):

SITESTAR  CORPORATION
a  Nevada  corporation


By:  /s/ Frederick T. Manlunas
     Its:  Frederick  T.  Manlunas,
     Executive  Chairman